As filed with the Securities and Exchange Commission on July 26, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEALED AIR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	65-0654331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Park 80 East, Saddle Brook, New Jersey	07663-5291
(Address of Principal Executive Offices)	(Zip Code)

2005 CONTINGENT STOCK PLAN OF SEALED AIR CORPORATION

(Full title of the Plan)

H. KATHERINE WHITE, ESQ.

Vice President, General Counsel and Secretary

Sealed Air Corporation

Park 80 East

Saddle Brook, New Jersey 07663-5291

(Name and address of agent for service)

(201) 791-7600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.10 per share	2,600,000 shares	$51.73 per share	*	$134,498,000	$15,830.42

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices reported in the consolidated reporting system for New York Stock Exchange traded securities on July 25, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Sealed Air Corporation (File No. 1-12139) (the “Corporation”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) Annual Report on Form 10-K of Sealed Air Corporation for the year ended December 31, 2004;

(b) All other reports filed by Sealed Air Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registrant document referred to in (a) above:

(i)                         Current Report on Form 8-K of Sealed Air Corporation, Date of Report January 31, 2005;

(ii)                      Current Report on Form 8-K of Sealed Air Corporation, Date of Report February 16, 2005;

(iii)                   Current Report on Form 8-K of Sealed Air Corporation, Date of Report April 27, 2005;

(iv)                  Quarterly Report on Form 10-Q of Sealed Air Corporation for the quarter ended March 31, 2005;

(v)                     Current Report on Form 8-K of Sealed Air Corporation, Date of Report May 20, 2005; and

(c) the description of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), contained in the Corporation’s Joint Proxy Statement/Prospectus filed as part of the Corporation’s Registration Statement on Form S-4, declared effective on February 13, 1998.

All documents filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference into this Registration Statement and to be a part hereof from the respective date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

H. Katherine White, Vice President, General Counsel and Secretary of the Registrant, has passed upon on the validity of the shares of Common Stock offered under the 2005 Contingent Stock Plan of Sealed Air Corporation for the Registrant. As of the date of this Registration Statement, Ms. White was employed by the Registrant and was the beneficial owner of approximately 49,581 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) provides that:  (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person’s conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a present or former director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

Under Article ELEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation and Article 8 of the Registrant’s Amended and Restated By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article TWELFTH of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. The General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation and the Registrant’s Amended and Restated By-Laws permit the purchase by the Registrant of insurance for indemnification of directors and officers. The Registrant currently maintains directors and officers liability insurance.

The foregoing summary of Section 145 of the General Corporation Law, Articles ELEVENTH and TWELFTH of the Amended and Restated Certificate of Incorporation of the Registrant and Article 8 of the Amended and Restated By-Laws of the Registrant is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Registrant’s Unofficial Composite Amended and Restated Certificate of Incorporation, which are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-108544, and the relevant provisions of the Registrant’s Amended and Restated By-Laws, which are incorporated herein by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-12139.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Unofficial Composite Amended and Restated Certificate of Incorporation of the Corporation as currently in effect. (Exhibit 3.1 to the Corporation’s Registration Statement on Form S-3, Registration No. 333-108544, is incorporated herein by reference.)

4.2

Amended and Restated By-Laws of the Corporation as currently in effect. (Exhibit 3.3 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-12139, is incorporated herein by reference.)

4.3	2005 Contingent Stock Plan of Sealed Air Corporation. (Annex D of the Corporation’s Proxy Statement for the annual meeting held on May 20, 2005, File No. 1-12139, is incorporated herein by reference.)

4.4	Form of Restricted Stock Agreement under 2005 Contingent Stock Plan of Sealed Air Corporation.

4.5	Form of Restricted Stock Unit Agreement under 2005 Contingent Stock Plan of Sealed Air Corporation.

4.6	Form of Cash Award Agreement under 2005 Contingent Stock Plan of Sealed Air Corporation.

5	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel. (Contained in opinion filed as Exhibit 5 to this Registration Statement, and incorporated herein by reference.)

24	Powers of Attorney. (Contained in Signature Pages of this Registration Statement, and incorporated herein by reference.)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Saddle Brook, State of New Jersey, on July 26, 2005.

SEALED AIR CORPORATION
(Registrant)

By:	/s/ William V. Hickey
	Name:	William V. Hickey
	Title:	President and
Chief Executive Officer

Each person whose signature appears below hereby severally constitutes and appoints H. Katherine White, Jeffrey S. Warren and Sean E. Dempsey, and each of them singly, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ William V. Hickey	July 26, 2005
William V. Hickey
President, Chief Executive Officer
and Director
(Principal Executive Officer)

/s/ David H. Kelsey	July 26, 2005
David H. Kelsey
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

/s/ Jeffrey S. Warren	July 26, 2005
Jeffrey S. Warren
Controller
(Principal Accounting Officer)

/s/ Hank Brown	July 26, 2005
Hank Brown
Director

/s/ Michael Chu	July 26, 2005
Michael Chu
Director

/s/ Lawrence R. Codey	July 26, 2005
Lawrence R. Codey
Director

/s/ T. J. Dermot Dunphy	July 26, 2005
T. J. Dermot Dunphy
Director

/s/ Charles F. Farrell, Jr.	July 26, 2005
Charles F. Farrell, Jr.
Director

/s/ Jacqueline B. Kosecoff	July 26, 2005
Jacqueline B. Kosecoff
Director

/s/ Kenneth P. Manning	July 26, 2005
Kenneth P. Manning
Director

/s/ William J. Marino	July 26, 2005
William J. Marino
Director